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                 March 31, 2023

       Norman Worthington
       Principal Executive Officer
       Sangoma Technologies Corp
       100 Renfrew Drive, Suite 100
       Markham, Ontario, L3R 9R6

                                                        Re: Sangoma
Technologies Corp
                                                            Registration
Statement on Form S-3
                                                            Filed March 29,
2023
                                                            File No. 333-270918

       Dear Norman Worthington:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at (202) 344-5791 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jared Kaplan